EXHIBIT 4.7

                                   AGREEMENT

     THIS AGREEMENT, by and between KINGSBRIDGE CAPITAL LIMITED and THE FEMALE HEALTH COMPANY, is effective as of November 19, 1998.
RECITALS

          A. The parties hereto are parties to a certain Private Equity Line Agreement dated as of November 19, 1998 (the "Equity Line Agreement") and certain related documents.

          B. The parties wish to clarify certain provisions of the Equity Line Agreement and those related documents.
AGREEMENTS

          In consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

          The parties understand that The Female Health Company stock will now be listed on the OTC Bulletin Board and the parties hereby amend the Equity Line Agreement to include the OTC Bulletin Board within the definition of "Principal Market" in the Equity Line Agreement.

          Executed as of _______, 1999 to be effective as of November 19, 1998.

KINGSBRIDGE CAPITAL LIMITED

BY______________________________     Its___________________________

THE FEMALE HEALTH COMPANY

BY______________________________ O.B. Parrish, Chairman and Chief Executive Officer



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